Exhibit 99.1

PSS World Medical Board of Directors Authorizes Purchase of 5% of
Total Common Shares

    JACKSONVILLE, Fla.--(BUSINESS WIRE)--June 8, 2004--PSS World Medical, Inc. (NASDAQ/NM:PSSI) announced today that its Board of Directors has authorized the purchase of up to 5% of its total common shares.
    The Company is authorized from time to time, depending upon market conditions and other factors, to repurchase up to a maximum of 5% of its total common stock, or approximately 3.3 million common shares, in the open market. Such repurchases will be made in compliance with applicable rules and regulations and may be discontinued at any time. As of April 2, 2004, the Company had approximately 68.0 million fully diluted total common shares.
    All statements in this release that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, gross and operating margins, and earnings, statements regarding the Company's current business strategy, the Company's ability to complete and integrate acquired businesses and generate acceptable rates of return, the Company's projected sources and uses of cash, and the Company's plans for future development and operations, are based upon current expectations. Specifically, forward-looking statements in this Press Release include, without limitation, the Company's expected results in GAAP EPS, revenue, operating incomes and operating margins for continuing operations and discontinued operations for both the consolidated company and for each of its businesses in fiscal year 2005; the expected operational cash flow in fiscal year 2005; the ability to sustain revenue growth and expected growth rates of the marketing programs in its Physician and Elder Care Businesses; expected flu vaccine sales during fiscal year 2005; and expected sales growth from durable medical equipment, housekeeping, revenues derived from home care and assisted living customers, our expectations for revenue, operating income, operating margin, cash flow from operations and earnings per share for fiscal year 2005, as well as other expectations of growth and financial and operational performance. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: pricing and customer credit quality pressures; the loss of any of our distributorship agreements and our reliance on relationships with our vendors; our reliance on a limited number of elder care customers; the availability of sufficient capital to finance the Company's business plans on terms satisfactory to the Company; competitive factors; the ability of the Company to adequately defend or reach a settlement of outstanding litigations and investigations involving the Company or its management; changes in labor, equipment and capital costs; changes in regulations affecting the Company's business, such as the Medicare cliffs, changes in malpractice insurance rates and tort reform; future acquisitions or strategic partnerships; general business and economic conditions; and other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Many of these factors are outside the control of the Company. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company also wishes to caution readers that it undertakes no duty or is under no obligation to update or revise any forward-looking statements.

    CONTACT: PSS World Medical, Inc.
             Robert C. Weiner, 904-332-3287